Exhibit 99.1

e.l.f. Beauty Provides Business Update
- Reaffirms Fiscal Year 2020 Guidance -
- Anticipates Category Decline During COVID-19 Pandemic -
OAKLAND, California; March 30, 2020 - e.l.f. Beauty (NYSE: ELF) today reaffirmed its fiscal 2020 guidance and announced it will report fourth quarter and fiscal year-end 2020 results on May 21, 2020.
“During these challenging times, we are focused on the safety and well-being of our employees and the consumers that we serve. We are pleased that in this environment we are able to reaffirm our fiscal 2020 guidance,” said Tarang Amin, Chairman and CEO. “We are seeing a change in consumer behavior due to the COVID-19 pandemic and anticipate that our sales and Nielsen tracked channel results, while better than the category, will be significantly depressed during this time. Our liquidity is strong and we are proactively managing spend. We remain confident in our long-term growth potential given our proposition of delivering prestige quality cosmetics and skin care at an extraordinary value.”
Fiscal 2020 Update

•
The Company reaffirms fiscal 2020 guidance, issued on February 5, 2020, due to the strong execution of its five strategic imperatives. This guidance reflected net sales up 7 to 8 percent year over year, excluding the contribution of e.l.f. retail stores:

FY 20 Guidance
Net Sales	$274-277 million
Adj EBITDA	$58 - 60 million
Adj Net Income	$28 - 30 million
Adj EPS	$0.55 - $0.59

•
The Company’s China operations are back to normal run rates and U.S. distribution centers are currently fulfilling national retailer and e-commerce orders. The Company’s inventory position remains sufficient to supply Walmart, Target, other retailers and on-line needs.

COVID-19 Business Update

•
While the Company is reaffirming net sales guidance for fiscal 2020, it’s seen a significant decline in retail sales over the last two weeks due to the impact of COVID-19 on consumer behavior. The Company anticipates its sales and Nielsen tracked channel results to be negatively impacted until consumers return to normal shopping patterns.

•	The Company is focused on e.l.f.’s relative performance to the category and the opportunity to build market share.

•
The Company has a strong liquidity position. As of today, the Company has approximately $45 million in cash on hand and access to a $50 million dollar revolving credit facility. The Company is seeking to reduce working capital, better match marketing expense to demand, and explore other areas to reduce operational costs.

•	Longer-term, the Company remains confident in its core value proposition of delivering prestige quality cosmetics and skin care at extraordinary prices.

Year-End Earnings Conference Call

•	The Company will conduct a conference call on May 21, 2020 to review full-year 2020 results and provide perspective on fiscal 2021.
About e.l.f. Beauty
Since 2004, e.l.f. has made the best of beauty accessible to every eye, lip and face. We make high-quality, prestige-inspired cosmetics and skin care products at an extraordinary value and are proud to be 100% vegan and cruelty-free. As one of the first online beauty brands, e.l.f. has a passionate social following, national distribution at leading retailers such as Target, Walmart and Ulta Beauty, and a growing international presence. Learn more by visiting www.elfcosmetics.com.
Forward-looking statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including those statements relating to the Company’s reaffirmation of its fiscal 2020 guidance, the Company’s anticipation that its sales and Nielsen tracked channel results will be negatively impacted until consumers return to normal shopping patterns, the Company’s confidence in its long-term growth potential, the Company’s belief that its inventory position remains sufficient to supply Walmart, Target, other retailers and on-line needs, the Company’s focus on e.l.f.’s relative performance to the category, the Company’s expectations regarding opportunity to build market share, and the Company’s plans to seek to reduce working capital, better match marketing expense to demand, and explore other areas to reduce operational costs. These forward-looking statements are based on management's current expectations, estimates, forecasts, projections, beliefs and assumptions and are not guarantees of future performance. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, actual results and the timing of selected events may differ materially from those expectations. Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, the risks and uncertainties that are described in the Company's most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K, as updated from time to time in the Company's SEC filings, as well as the duration and magnitude of the impact of COVID-19 on the behavior and shopping patterns of the Company’s consumers, the Company’s ability to maintain business with its existing retail customers; and the Company’s ability to effectively manage its expenses. Potential investors are urged to consider these factors carefully in evaluating the forward-looking statements. These forward-looking statements speak only as of the date hereof. Except as required by law, the Company assumes no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.
Note regarding non-GAAP financial measures
This press release includes references to non-GAAP measures, including the year over year percentage increase in net sales (excluding the contribution of e.l.f. retail stores), adjusted EBITDA, adjusted net income and adjusted diluted EPS. Please see the table below for a quantitative reconciliation of net sales, excluding the contribution of e.l.f. retail stores, for the 12 months ended March 31, 2019 (“Fiscal 2019”) to the corresponding net sales GAAP measure for Fiscal 2019. The Company is not able to provide a quantitative reconciliation of the adjusted EBITDA, adjusted net income and adjusted diluted EPS non-GAAP measures in this press release to the corresponding net income and diluted EPS GAAP measures without unreasonable efforts. The Company cannot provide meaningful estimates of the non-recurring charges and credits excluded from these non-GAAP measures due to the forward-looking nature of these estimates and their inherent variability and uncertainty. For the same reasons, the Company is unable to address the probable significance of the unavailable information.

Reconciliation of GAAP net sales for Fiscal 2019 to non-GAAP net sales for Fiscal 2019, excluding the contribution of e.l.f. retail stores
(unaudited)
(in thousands)

Fiscal 2019 Net Sales	Fiscal 2019 e.l.f. retail stores Net Sales	Fiscal 2019 (excluding e.l.f. retail stores) Net Sales
$267,656	$12,001	$255,655

Contacts

Investors:
Willa McManmon
VP, IR and Corporate Communications, e.l.f. Cosmetics
(650) 960-5177

Media:
Alecia Pulman
ICR, Inc.
(203) 682-8200